SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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/ /	Soliciting Material Pursuant to Section 240.14a-12

HEALTHAXIS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

      You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Healthaxis Inc. (the “Company”) which will be held on May 15, 2003, at 10:00 a.m., Central Daylight Time, at the offices of the Company located at 5215 N. O’Connor Blvd., Suite 800, Irving, Texas 75039. The official Notice of Annual Meeting, together with a proxy statement and form of proxy, are enclosed. Please give this information your careful attention.

      Healthaxis invites all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

Sincerely,

JAMES W. MCLANE
Chairman, President and Chief Executive Officer

HEALTHAXIS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 15, 2003

To the Shareholders of Healthaxis Inc.:

      Healthaxis Inc. will hold its Annual Meeting of Shareholders at 10:00 a.m., Central Daylight Time, on May 15, 2003, at the executive offices of Healthaxis Inc. located at 5215 N. O’Connor Blvd., Suite 800, Irving, Texas 75039, for the following purposes:

1. To elect eight directors to serve until the next annual meeting of shareholders and until their successors are duly elected;

2. To ratify the selection of Ernst & Young, LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003; and

3. To act upon such other matters as may properly come before the meeting.

      The Board of Directors has fixed the close of business on April 1, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

      YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE BY COMPLETING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD OR BY OTHER MEANS MADE AVAILABLE BY YOUR BANK, BROKER OR NOMINEE. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

J. BRENT WEBB
Secretary

Irving, TX

April 15, 2003

HEALTHAXIS INC.

5215 N. O’Connor Blvd.
Suite 800
Irving, TX 75039

PROXY STATEMENT

       The accompanying proxy is solicited by and on behalf of the Board of Directors of Healthaxis Inc. for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 15, 2003, at 10:00 a.m., Central Daylight Time, at the offices of the Company located at 5215 N. O’Connor Blvd., Suite 800, Irving, TX 75039, and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will be sent or given to shareholders is April 15, 2003. All references in this Proxy Statement to the “Company” includes Healthaxis Inc. and its subsidiaries.

      If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy. If no vote is specified, it will be voted FOR each of the matters described in this Proxy Statement. You may revoke your proxy at any time before it is exercised by writing to the Company’s Secretary; by timely delivering a properly executed, later-dated proxy; or by voting by ballot at the annual meeting. The method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or nominee, you must obtain a proxy, executed in your favor, from the bank, broker or nominee, to be able to vote at the Annual Meeting.

      The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors, officers or employees of the Company and its subsidiaries without additional compensation. Upon request by banks, brokers and nominees who are record holders of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), the Company is required to pay the reasonable expenses incurred by such banks, brokers and nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the Common Stock.

OUTSTANDING STOCK AND VOTING RIGHTS

      The Company had 53,645,297 shares of Common Stock outstanding at the close of business on April 1, 2003 (the “Record Date”). In order for a quorum to be present at the Annual Meeting, a majority of the outstanding shares of the Company Common Stock entitled to vote as of the close of business on the Record Date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

      Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of any other business matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal. Under Pennsylvania law, an abstention, withholding of authority to vote, or broker non-vote on any proposal will not have the same legal effect as an “against” vote, and will not be counted in determining whether the proposal has received the required shareholder vote.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as of April 1, 2003, the beneficial ownership of the Company Common Stock: (i) by each person known by the Company to be the beneficial owner of five percent or more of the Company’s outstanding Common Stock, (ii) by each director and nominee for director of the Company, (iii) by the Chief Executive Officer and the five most highly compensated executive officers whose compensation exceeded $100,000 during fiscal 2002 (the “Named Executive Officers”), and (iv) by the directors, director nominees and executive officers of the Company as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.

	Number of Shares		Percent of
Beneficial Owners(1)	Beneficially Owned(2)		Class

UICI	24,937,277	(3)	45.83%
4001 McEwen, Suite 200
Dallas, TX 75244
Founders Plan Voting Trust	2,682,798	(4)	5.00%
2500 DeKalb Pike
East Norriton, PA 19401
Alvin H. Clemens	3,667,157	(5)	6.74%
Michael Ashker	2,126,967	(6)	3.82%
Dennis B. Maloney	1,070,532	(7)	2.00%
James W. McLane	1,296,009	(8)	2.37%
Henry G. Hager	160,392	(9)	*
Adam J. Gutstein	45,000	(10)	*
Kevin F. Hickey	41,350	(11)	*
James L. Hopkins	33,125	(12)	*
Kevin R. Brown	37,300	(13)	*
Thomas L. Cunningham	—		—
John W. Coyle	—		—
James J. Byrne	—		—
John Carradine	178,687	(14)	*
Emry P. Sisson	135,824	(15)	*
J. Brent Webb	76,421	(16)	*
John D. Smith	—		—
Vernon Sheppard	102,667		*
All directors and executive officers as a group (17 Persons)	8,971,431		15.47%

*	Less than 1%

(1)	The address of each director, director nominee and executive officer is 5215 N. O’Connor Blvd., Suite 800, Irving, TX 75039.

(2)	Includes options exercisable within 60 days from April 1, 2003.

(3)	Includes 222,396 shares of the Company Common Stock issuable upon exercise of warrants and 542,477 shares of the Company Common Stock issuable upon conversion of Series A Convertible Preferred Stock. The total shares shown in the table are based on the Company’s most recent records, as supplemented by UICI.

(4)	These shares are held in a voting trust and are subject to options granted to certain former employees of Insurdata Incorporated and other UICI subsidiaries pursuant to the terms of options. The shares held in this trust are voted by a majority vote of the trustees of the trust who are Messrs. Ashker, Clemens, Hager and Edward W. LeBaron, Jr., a former director of the Company. As a result, no individual trustee is deemed to have beneficial ownership over these shares. Upon the forfeiture of options covering shares held in this trust, the related shares are distributed to UICI, and upon termination of the voting trust the shares remaining in the trust will be distributed to UICI.

(5)	Includes 749,945 shares subject to options and warrants exercisable within 60 days. Excludes options to purchase 917,920 shares of the Company Common Stock owned by the Beaver Creek Limited

Partnership in which Mr. Clemens is a partner for which Mr. Clemens expressly disclaims beneficial ownership.

(6)	Includes 1,737,191 shares subject to options and 300,000 shares of the Company Common Stock subject to warrants exercisable within 60 days.

(7)	Includes 1,064,532 shares of the Company Common Stock subject to options, which are held in the Founders Plan Voting Trust and are currently exercisable, and 5,000 shares subject to options exercisable within 60 days.

(8)	Includes options to purchase 983,659 shares of the Company Common Stock exercisable within 60 days.

(9)	Includes options to purchase 103,725 shares of the Company Common Stock exercisable within 60 days.

(10)	Includes options to purchase 35,000 shares of the Company Common Stock exercisable within 60 days.

(11)	Options to purchase 41,350 shares of the Company Common Stock exercisable within 60 days.

(12)	Options to purchase 33,125 shares of the Company Common Stock exercisable within 60 days.

(13)	Options to purchase 37,300 shares of the Company Common Stock exercisable within 60 days.

(14)	Includes options to purchase 154,187 shares of the Company Common Stock exercisable within 60 days.

(15)	Options to purchase 135,824 shares of the Company Common Stock exercisable within 60 days, 35,484 of which are held in the Founders Plan Voting Trust.

(16)	Includes options to purchase 58,921 shares of the Company Common Stock exercisable within 60 days.

PROPOSAL I

ELECTION OF DIRECTORS

      The Company’s Amended and Restated Articles of Incorporation and Bylaws currently provide that the Board shall consist of not less than three nor more than twelve directors, and that within these limits, the number of directors shall be as established by the Board. Effective with the Annual Meeting, the Board has set the number of directors at eight. At the Annual Meeting, shareholders will elect directors to serve for a term of one year until the next Annual Meeting of Shareholders and until each of their respective successors is elected and qualified, or the earlier of their death, resignation or removal from office. The Company’s Amended and Restated Articles of Incorporation do not permit shareholders to cumulate their votes for the election of directors.

      The current term for all nine of the Company’s current Board members will expire this year. Four of the current Board members, Alvin H. Clemens, Henry G. Hager, James L. Hopkins and Dennis B. Maloney, are not standing for reelection. The other five current directors, Michael Ashker, Kevin R. Brown, Adam J. Gutstein, Kevin F. Hickey and James W. McLane, together with James J. Byrne, John W. Coyle and Thomas L. Cunningham, have been nominated for election to the Board for terms expiring in 2004.

      The following table sets forth certain information, as of the Record Date, regarding the nominees for the Company’s Board of Directors. The nominees have consented to being named in the Proxy Statement and to serve if elected. The Board knows of no reason why such nominees would be unable to serve as directors. If any of the nominees should for any reason become unable to serve, then valid proxies will be voted for the election of such substitute nominee as the Board of Directors may designate, or the Board may reduce the number of directors to eliminate the vacancy.

			Served as
		Position Held	Director	Year Term
Name	Age	in the Company	Since	Will Expire

Michael Ashker	50	Director	1998	2004
Kevin R. Brown	55	Director	2001	2004
James J. Byrne	67	Director Nominee	—	2004
John W. Coyle	50	Director Nominee	—	2004
Thomas L. Cunningham	60	Director Nominee	—	2004
Adam J. Gutstein	40	Director	2001	2004
Kevin F. Hickey	51	Director	2001	2004
James W. McLane	64	Chairman, President & Chief Executive Officer	2001	2004

      The biographical information for each director and nominee for director of the Company is set forth below.

      Michael Ashker has served as a director of the Company and Healthaxis.com, Inc. since 1998. Mr. Ashker is currently the Managing Partner of Agility Partners, LLC, an investment and consulting company. He served as Chairman of the Company and Healthaxis.com, Inc., a subsidiary of the Company, from February 2001 through June 2001, as President and Chief Executive Officer of Healthaxis.com, Inc. from 1998 to February 2001, and as President and Chief Executive Officer of the Company from August 1999 to February 2001. Mr. Ashker was the Managing Director and Portfolio Manager of Lynx Capital Group, LLC, and Managing Member of Lynx Venture Partners I, LLC, from 1995 to 1998.

      Kevin R. Brown has served as a director of the Company since 2001. Mr. Brown is currently a Venture Partner with Whitney and Co., Stamford, Connecticut. From March 2002 until February 2003, Mr. Brown was Chief Executive Officer of Anceta, a for profit affiliate of the American Medical Group Association, formed to develop a national data warehouse of health care information. Prior to joining Anceta, Mr. Brown was a Principal in Healthcare Systems Executive Consulting, a healthcare industry consulting firm. From 1989 to 1999 Mr. Brown served as Chairman, CEO and President of AMISYS Managed Care Systems, a publicly held provider of managed healthcare information systems to the health insurance and HMO industry. Mr. Brown has also held management positions with the Harvard Community Health Plan and Kaiser Permanente.

      James J. Byrne is a nominee for director of the Company. Mr. Byrne has served as Managing Partner of Byrne Technology Partners, Ltd., a business/product planning firm, since April 1995. From May 1999 until May 2001, Mr. Byrne was also Chairman of the Board and Chief Executive Officer of OpenConnect, a worldwide software company. From April 1990 to April 1995 Mr. Byrne served as President of Harris Adacom Corporation. Mr. Byrne has also held management positions with United Technologies and Mohawk Data Sciences. Mr. Byrne currently serves on the Board of Directors of Lennox International Inc., an industry-leading provider of residential and commercial air conditioning and heating systems, a NYSE listed company. He was formerly a director of STB Systems Inc, a leader in computer graphics and has served on corporate boards in Mexico, Hong Kong, Germany, France, and the United Kingdom. In addition, he served as a board member of the American Electronics Association (AEA) and was Chairman of AEA’s Texas Council. Mr. Byrne is a Fellow and member of the board of the Legacy Center for Public Policy.

      John W. Coyle is a nominee for director of the Company. Mr. Coyle was President and Chief Operating Officer of Trigon Blue Cross Blue Shield, a Richmond Virginia health insurer from 2001 until 2002. Mr. Coyle has served in various executive capacities at Aetna, Inc. a leading insurance company from 1990 to 2001, including Senior Vice President, Head of Business Operations from 2000 to 2001, Senior Vice President, Head of International Health Business from 1990 to 2000, Regional Vice President of the West Central and Mid-Atlantic Regions from 1994 to 1999 and Market Vice President/ General Manager various markets from

1990-1994. Prior to joining Aetna, Mr. Coyle spent 10 years in various management capacities with several health plans.

      Thomas L. Cunningham is a nominee for director. If elected, it is expected that the Board will designate Mr. Cunningham as the “financial expert” under the Sarbanes-Oxley Act of 2002. Mr. Cunningham served over 28 years at Ernst & Young LLP (and predecessor “Ernst” firms), withdrawing as an audit partner in September 1991. He worked as an equity research analyst specializing in special situations and health care stocks with William K. Woodruff Incorporated and Rauscher Pierce Refsnes, Inc. from 1993 through 1996. Since January 1997 and for earlier interim periods, he has been self-employed as a Certified Public Accountant and business consultant. As part of his CPA practice, he is currently licensed as a financial advisor under NASD Series 24 and 7 by H. D.Vest Financial Services. Since December 1991, he has served on the Board of Directors of Bluebonnet Savings Bank FSB. At Bluebonnet, he is Chairman of the Audit Committee and a member of the Asset, Loan and Reinvestment Committee.

      Adam J. Gutstein has served as a director of the Company since 2001. He has also served as a Director and President of North America of DiamondCluster International, Inc., a global business and technology strategy and implementation firm, since February 2000. From 1994 through 2000, Mr. Gutstein served in a variety of management positions with Diamond Technology Partners, a consulting and predecessor firm to Diamond Cluster International, Inc.

      Kevin F. Hickey has served as a director of the Company since 2001. He has served as the Chairman and Chief Executive Officer of IntelliClaim, a privately held application service provider that provides insurance payors with capabilities for enhancing claim processing efficiency and productivity, since 1999. From 1997 until 1998, Mr. Hickey was Executive Vice President of Operations and Technology for Oxford Health Plans. Mr. Hickey has also served as a director of the American Association of Preferred Provider Organizations from 1999 until 2002; a director of First Health/ HealtheSolutions, a privately held company, since 1982; a director of Benefit Management Group, a privately held company, since 1997; a director of Wellcare, Inc., a Medicaid managed care organization, since 2002; and a director of HealthMarket, Inc., a consumer directed health plan, since 2002.

      James W. McLane has served as a director of the Company since 2001. He has also served as President and Chief Executive Officer since February 2001, Chairman since July 2001, and as a director of Healthaxis.com, Inc. since August 2000. He also serves as a director of Beverly Enterprises, Inc., a healthcare services provider. Mr. McLane served as President, Chief Operating Officer and Director of NovaCare, Inc., a provider of physical therapy and orthotics and prosthetics devices and services, from 1997 to 2000; Executive Vice President of Aetna Life & Casualty and Chief Executive Officer of Aetna Health Plans from 1991 to 1996. Prior to that time, he served as Senior Vice President and Division Executive of Citibank’s Corporate Finance Division; Europe/ Middle East & Africa Division of the Capital Markets Group, and Citicorp’s Global Insurance Division and Capital Investments Division. During this period, he also served as Chairman of Ambac, Inc. and CapMac, Inc., companies which provided financial guarantees on municipal bonds and asset backed securities.

UICI Proxy Agreement

      In consideration of the termination of a previously existing shareholders’ agreement, on November 7, 2001, UICI and the Company entered into a Proxy Agreement (the “Proxy Agreement”) pursuant to which UICI has granted a proxy to the Company’s Board of Directors, with full power of substitution for and in the name, place and stead of UICI to appear at the Annual Meeting of shareholders of the Company, and at any postponement or adjournment thereof, and to vote 33 1/3% of the number of shares of the Company Common Stock held of record from time to time by UICI or its affiliates for the sole purpose of electing directors to the Board of Directors of the Company, with all the powers and authority UICI would possess if personally present. The voting rights granted by UICI in the Proxy Agreement require the votes to be cast in favor of the nominees that a majority of the directors shall have recommended to stand for election. The Proxy Agreement does not confer upon the proxies a voting right for any other purpose.

      The Proxy Agreement shall terminate at the earlier to occur of (i) the tenth anniversary of the effective date of the Proxy Agreement, (ii) such date as UICI beneficially holds less than twenty five percent (25%) of the outstanding shares of the Company Common Stock on a fully diluted basis, (iii) such date as any person or persons acting as a “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended) beneficially holds a greater percentage of the outstanding shares of the Company Common Stock on a fully diluted basis than the percentage beneficially owned by UICI, or (iv) the filing by the Company of a voluntary petition in bankruptcy or the filing by a third party of an involuntary petition in bankruptcy with respect to the Company.

      In accordance with the Proxy Agreement, at the Annual Meeting the Board of Directors will vote 33 1/3% of the number of shares of the Company Common Stock held of record by UICI and its affiliates FOR Proposal I contained in this Proxy Statement.

      The Board unanimously recommends that shareholders vote FOR the nominees for Director.

BOARD MEETINGS AND COMMITTEES

      The Board of Directors has an Executive Committee, a Compensation, Nominating and Governance Committee, a Related Party Transactions Committee and an Audit Committee to perform the functions described below. During 2002, the Board of Directors of the Company held seven meetings. Each director attended at least 75% of the aggregate meetings held by the Board of Directors and the Committees on which he served.

      The Executive Committee is responsible for conducting business when a meeting of the full Board of Directors is not feasible. The current members of the Executive Committee are Messrs. Clemens (chairman), Gutstein, Hickey, Hopkins and McLane. The Executive Committee did not meet separately during 2002.

      The Compensation, Nominating and Governance Committee is responsible for the administration of the Company’s option plans and other compensation matters, making recommendations for nominees for directors when a vacancy of the Board of Directors exists, and overseeing corporate governance matters. The Compensation, Nominating and Governance Committee considers nominees recommended by shareholders according to the procedures set forth below under the captions “Advance Notice Bylaw Provision” and “Shareholder Proposals.” The current members of the Compensation, Nominating and Governance Committee are Messrs. Clemens, Brown, Hickey (chairman) and Gutstein. The Compensation, Nominating and Governance Committee met three times during 2002. The Report of the Compensation, Nominating and Governance Committee is included in this Proxy Statement.

      The Related Party Transactions Committee is responsible for the review and oversight of contractual and business relationships between the Company and affiliated parties, including a review of the fairness, profitability, overall quality and performance standards of any product, licensing and professional service agreements. The current members of the Related Party Transactions Committee are Messrs. Brown, Hager (chairman) and Maloney. The Related Party Transactions Committee met two times in 2002.

      The Audit Committee is responsible for the selection of the Company’s auditors, reviewing the scope and results of audits, reviewing management’s overview of the risks, policies, procedures and controls surrounding the integrity of financial reporting, reviewing the relationship that may affect the independence of outside auditors, reviewing any internal control or accounting issues of the Company and reviewing the adequacy of the Company’s accounting, financial and operating systems. A written charter for the Audit Committee has been previously adopted by the Board. The current members of the Audit Committee are Messrs. Hager, Hickey, Hopkins and Ashker. James L. Hopkins serves as the current Chairman of the Audit Committee, and has been determined by the Board to be a financial expert. If elected, Mr. Cunningham will chair the Audit Committee and is expected to be designated by the Board as its financial expert. Mr. Cunningham is independent. The Audit Committee held five meetings in 2002. Mr. Ashker is not deemed to be independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers because he is a former officer of the Company. The Board of Directors has determined that Mr. Ashker’s appointment to the Audit

Committee is in the best interests of the Company and its shareholders because of Mr. Ashker’s familiarity with the Company on an historical basis. All other members of the Audit Committee are independent.

Compensation Committee Interlocks and Insider Participation

      Mr. Clemens, a member of the Compensation, Nominating and Governance Committee is a former officer of the Company. Mr. Clemens, Healthaxis.com, Inc. and the Company entered into a termination agreement in August 2000, which provided that the Company would pay to Mr. Clemens $106,250 on a quarterly basis over five years for an aggregate payment of $2,125,000. At the Company’s option, the quarterly payments could be made by issuing shares of Common Stock in lieu of making the cash payment. Pursuant to a separate letter agreement dated September 19, 2000, the Company also agreed to employ Mr. Clemens on an at-will basis at an annual salary of $100,000, to provide health insurance for Mr. Clemens and his family, an automobile through March 2002, and an office and secretarial support until July 2002. Pursuant to these agreements, the Company also extended the expiration date of 397,198 of Mr. Clemens’ stock options for an additional three years through July 7, 2006. The quarterly payments to Mr. Clemens during 2002 were made in part by issuing Common Stock in lieu of cash. On March 6, 2002, the Company and Mr. Clemens entered into an agreement pursuant to which Mr. Clemens agreed to accept 358,332 shares of the Company’s Common Stock in full payment and satisfaction of the remainder of the $2,125,000 obligation.

      No member of the Compensation, Nominating and Governance Committee has any interlocking relationship with any other company that requires disclosure under this heading.

Director Compensation

      In February 2002, the Board adopted a simplified Director Compensation Plan for independent, outside, non-employee directors. Under the plan, each outside director, who was not a current or former employee, received an option for a total of 20,000 shares for service in 2002. An additional 2,500 options were granted to each Committee chair for service in such capacity in 2002. All options granted under this plan were priced according to the 2000 Stock Option Plan, and vested 25% upon the date of each scheduled regular quarterly Board of Directors meeting during 2002.

      In 2003, the Board renewed the Director Compensation Plan and expanded it to cover all non-employee directors. Under the plan, each director who serves throughout the full year and who is not a current employee, will receive a total of 20,000 options for service in 2003. An additional 2,500 options will be granted to each committee chair for service in such capacity in 2003. Any newly elected director who joins the Board during 2003 will receive a pro rata number of options on the date of his election to the Board. All such options will be granted from the 2000 Stock Option Plan. All options granted under this plan shall be priced according to the 2000 Stock Option Plan, and shall vest 25% upon the date of each scheduled regular quarterly Board of Directors meeting during 2003.

      In addition to the above, beginning in May 2003, all non-employee directors will receive $1,000 cash consideration for each meeting attended in person, with an additional $200 for committee chairs for committee meetings held, and $250 per hour for attendance at telephonic meetings, with a maximum of $1,000 per telephonic meeting.

PROPOSAL 2

RATIFICATION OF SELECTION OF AUDITOR

      The Audit Committee has selected Ernst & Young, LLP as independent certified public accountants for the fiscal year ended December 31, 2003, and has determined that it would be desirable to request that the shareholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment of Ernst & Young, LLP to serve as the Company’s independent certified public accountants for the fiscal year ending December 31, 2003.

      Representatives from Ernst & Young, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      The Audit Committee has adopted policies and procedures requiring pre-approval of all services to be performed the Company’s independent certified public accountants. Under these policies and procedures, all engagements for any services must be approved in advance by the Audit Committee and evidenced by a written agreement signed by the Chairman of the Audit Committee.

Audit Fees

      For the fiscal years ended December 31, 2002, and December 31, 2001, the Company was billed by Ernst & Young LLP, its independent auditor, $499,897 and $236,081 respectively for professional services rendered for the audit and reviews of the Company’s financial statements for the applicable fiscal year.

Audit Related Fees

      For the fiscal years ended December 31, 2002, and December 31, 2001, the Company was not billed by Ernst & Young LLP for any audit related fees.

Tax Fees

      For the fiscal years ended December 31, 2002, and December 31, 2001, the Company was billed by Ernst & Young LLP $194,001 and $108,620 respectively, for tax related services rendered for the applicable fiscal year, including tax compliance, tax advice and tax planning services.

All Other Fees

      For the fiscal years ended December 31, 2002, and December 31, 2001, the Company was not billed by Ernst & Young LLP for any other services.

Former Auditors

      BDO Seidman, LLP served as the Company’s principal accountant for fiscal 2000 and 1999, and an interim period from January 1, 2001 through April 17, 2001. By the recommendation of the Company’s Audit Committee and action of the Company’s Board of Directors, BDO Seidman, LLP was terminated on April 17, 2001. On the same date, Ernst & Young, LLP was appointed as the Company’s independent certified public accountants for the year ended December 31, 2001.

      The reports of BDO Seidman, LLP on the financial statements of the Company for the period ended December 31, 2000 and for the interim period in fiscal 2001 did not contain an adverse opinion or a disclaimer of opinion. The financial statements for that time period were not qualified or modified as to uncertainty, audit scope or accounting principles. The Company did not have any disagreements with BDO Seidman, LLP during the period ended December 31, 2000 and the interim period in fiscal 2001 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

      The Board unanimously recommends that shareholders vote FOR the ratification of the selection of Ernst & Young, LLP as Auditors.

EXECUTIVE OFFICERS

      Biographical information regarding the Company’s executive officers is as follows:

James W. McLane. See biographical information under the caption Proposal I — Election of Directors.

John M. Carradine, age 44, has been Treasurer and Chief Financial Officer of the Company since March 2001, and Executive Vice President of Finance and President of Healthaxis Imaging Services, LLC, since April 1, 2002. Prior to such time, Mr. Carradine served as Chief Financial Officer and a director of Micrografx, Inc. from 1998 to 2001, a publicly traded software development and services company with operations in the United States, Europe, Japan, and Australia, where he was responsible for worldwide financial and administrative functions including all finance and accounting, technology operations, planning and investor relations. Prior to Micrografx, Mr. Carradine served as Vice President of Finance and Chief Financial Officer of Intellicall, Inc. from 1990 to 1998, an American Stock Exchange listed manufacturer and provider of telecommunications products and services both in the United States and overseas. Mr. Carradine began his career with Arthur Young and Company as an Auditor from 1980 to 1983, and subsequently served from 1983 to 1990 as Treasurer for Computer Language Research, Inc., a provider of software and data processing services.

Emry P. Sisson, age 38, has been the Company’s Executive Vice President of Technology and Operations since May 2002. From May 2001 to May 2002 he was the Senior Vice President of Web Technologies and also served as Vice President of Application Software Support from April 2000 until May 2001. Mr. Sisson joined Insurdata in 1998 and served in a variety of technical managerial positions before being named Vice President of Application Software Support. Prior to joining Insurdata, Mr. Sisson served as the Chief Operating Officer for BT Systems Integrators, a provider of imaging and information management solutions. Mr. Sisson graduated from the United States Military Academy at West Point in 1986 with a degree in Computer Science. During his time in the Military, he served seven years as a combat arms officer.

J. Brent Webb, age 41, has been Senior Vice President, Secretary and General Counsel since May, 2002. Mr. Webb has been a Vice President of the Company since May 2001, and previously served as Assistant Secretary. Mr. Webb joined Insurdata in January 1999 as Corporate Counsel. Prior to joining Insurdata, Mr. Webb spent 11 years in private legal practice in the Dallas, Texas area.

      Biographical information regarding the Company’s key employees is as follows:

Jimmy D. Taylor, age 47, has been Vice President of Resource Management since July 2002, and previously served as Vice President of Finance from July 1987 until July 2002. Mr. Taylor joined Insurdata in 1986 as corporate controller. Prior to joining Insurdata, Mr. Taylor was corporate controller for Screg U.S. Corporation, a French based construction company, from 1982 through 1986, and a senior auditor for Arthur Young and Company from 1978 through 1981.

Roxanne Seale, age 46, has been Vice President of Benefit Administrator Solutions in the Technology and Operations Business unit of Healthaxis since May 2002. Ms. Seale joined Insurdata in 1988, and has held various technical and management positions since that time. Ms. Seale is a 1979 graduate of Texas A&M University, with a B.S. in Computer Science.

William H. Malone, age 50, has been the Vice President of Imaging Services since September 1998. Mr. Malone joined Imaging Services in October 1996 and served as the Regional Manager for the Utah Operations. Prior to joining Imaging Services, Mr. Malone served with New Horizons as an Account Manager for a computer learning center. Mr. Malone graduated from the United States Naval Academy in 1975 with a degree in Analytical Management, and he retired from the United States Marine Corps in 1993. During his time in the Military, he served as a Financial Management Officer and Supply Officer.

Clifford F. Tabor, age 44, has been the Company’s Vice President of Business Development since June 2001. Prior to joining Healthaxis, Mr. Tabor was Vice President of Business Development for @bovehealth Corporation, a private e-health company based in San Jose, California, from May 2000 through May 2001. Mr. Tabor was a Senior Manager for Arthur Anderson, in its Washington, DC based Healthcare Consulting practice from August 1998 through April 2000, and was a Senior Manager in the Ernst & Young Healthcare Consulting practice from November 1995 through July 1998. Mr. Tabor worked for AMISYS Managed Care Systems in a variety of management positions from February 1986 through October 1995, serving as the Vice President of Client Services from 1992 through 1995. Mr. Tabor began his career working as a Financial Analyst, under contract to the U.S. Agency for International Development, from March 1983 through January 1985.

Steven V. Wilson, age 42, has been Vice President of Sales since he joined Healthaxis in May 2002. From 1992 to 2002, Mr. Wilson was with National Claims Administrative Services (NCAS), a third party administrator in Fairfax, Virginia, serving as the Vice President of Operations from 1994 — 2002. Prior to NCAS, Mr. Wilson spent 8 years in various positions with BlueCross BlueShield of the National Capital Area.

EXECUTIVE COMPENSATION

      The following table sets forth information regarding compensation paid by the Company and its subsidiaries to the Chief Executive Officer and each Named Executive Officer during the years ending December 31, 2002, 2001 and 2000.

Summary Compensation Table

							Long-Term
							Compensation
	Annual Compensation						Awards

							Securities
					Other Annual		Underlying	All Other
		Salary		Bonus	Compensation		Options	Compensation(1)
Name and Principal Position	Year	($)		($)	($)		(#)	($)

James W. McLane	2002	326,800	(3)	—	51,299	(5)	750,000	4,500
Chairman, Chief Executive	2001	299,566	(4)	—	24,026	(5)	—	4,000
Officer and President(2)	2000	—	(4)	—	—		773,720 (6)	—
John Carradine	2002	208,000		35,000	—		50,000	4,000
Executive Vice President and	2001	157,692		7,770	—		200,000	3,000
Chief Financial Officer	2000	—		—	—		—	—
Emry P. Sisson	2002	188,000		—	—		30,000	3,373
Executive Vice President of	2001	160,855		9,800	—		100,000	3,187
Technology & Operations	2000	113,895		15,000	—		14,674 (6)	2,149
J. Brent Webb	2002	133,860		25,000	—		20,000	4,000
Senior Vice President,	2001	118,000		5,900	—		—	3,717
Secretary & General Counsel	2000	92,539		5,906	—		10,672 (6)	1,551
John D. Smith	2002	235,168		—	25,102	(8)	200,000	—
Former Executive Vice	2001	—		—	—		—	—
President of Revenues(7)	2000	—		—	—		—	—
Vernon Sheppard	2002	140,250		8,923	13,192	(10)	40,000	1,403
Former Senior Vice President	2001	187,000		13,090	19,449	(10)	25,000	4,000
of Major Accounts(9)	2000	195,270		—	—		53,026 (6)	2,452

(1)	Represents the amount contributed to the 401K savings plan by the Company on behalf of the named executive.

(2)	Mr. McLane became President and Chief Executive Officer on February 1, 2001. Prior to that date, Mr. McLane served as a consultant to the Company.

(3)	Includes $1,800 in benefit waiver payments under the Company’s standard benefit policies.

(4)	Excludes $18,750 in consulting fees paid to Mr. McLane during 2001 as a consultant, and $68,750 paid as consulting fees in fiscal year 2000.

(5)	Represents travel and living expenses paid by the Company on behalf of Mr. McLane who lives in Pennsylvania, and a tax gross-up payment to cover individual income tax associated with the Company’s payment of these expenses.

(6)	Reflects the total shares of Company Common Stock currently underlying the options granted in the year shown as a result of the January 2001 merger of Healthaxis.com, Inc. with the Company.

(7)	Mr. Smith was the Company’s Executive Vice President of Revenues from April 2002 through November 2002. As of November 30, 2002, Mr. Smith is no longer employed by the Company, and the amount shown includes severance paid during 2002.

(8)	Represents living expenses, automobile expenses and accrued and unused vacation paid by the Company.

(9)	Mr. Sheppard was the Company’s Senior Vice President of Major Accounts from May 2001 through March 2002. Mr. Sheppard had previously served as Vice President of Client Services and in various other senior management roles after joining Insurdata in 1999. As of April 1, 2002, Mr. Sheppard is no longer employed by the Company, and amount shown includes severance paid during 2002.

(10)	Represents travel and living expenses and accrued and unused vacation paid by the Company.

STOCK OPTIONS GRANTED

      The following table sets forth information regarding options granted to the Chief Executive Officer and each Named Executive Officer during 2002 and the values of such options held by such individuals at fiscal year end.

Option/ SAR Grants in Last Fiscal Year

							Potential Realizable
							Value at Assumed Annual
			% of Total				Rates of Stock
	Number of		Options				Appreciation for
	Securities		Granted to	Exercise			Option Term(1)
	Options		Employees in	Price	Expiration
Name	Granted		Fiscal Year	$/Share	Date		5%	10%

James W. McLane	750,000	(2)	50%	$0.68	1/23/2012		$320,736	$812,809
Chairman, Chief Executive Officer and President
John Carradine	50,000	(2)	3%	$0.68	1/23/2012		$21,382	$54,187
Chief Financial Officer
Emry P. Sisson	30,000	(2)	2%	$0.68	1/23/2012		$12,829	$32,512
Executive Vice President
J. Brent Webb	20,000	(2)	1%	$0.68	1/23/2012		$8,553	$21,675
Sr. Vice President
John D. Smith	200,000	(3)	13%	$0.74	3/1/2003	(4)	—	—
Former Executive Vice President
Vernon Sheppard	40,000	(2)	3%	$0.68	7/1/2002	(4)	—	—
Former Sr. Vice President

(1)	The amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of the respective underlying common stock. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the expiration dates of the stock options, of the applicable underlying common stock obtainable upon exercise of such stock options over the aggregate exercise price of such stock options.

(2)	All options shown were granted under the Company’s 2000 Stock Option Plan. 25% of each grant vested immediately, and an additional 25% will vest upon each anniversary date beginning with January 23, 2003.

(3)	Options shown were granted under the Company’s 2000 Stock Option Plan. 25% vested immediately, and an additional 25% were to vest upon each anniversary date beginning with April 1, 2003.

(4)	Mr. Smith held 50,000 options as of December 31, 2002 which expired on March 1, 2003. All of Mr. Sheppard’s options expired on July 1, 2003.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION/ SAR VALUES

      The following table sets forth information regarding options exercised by the Chief Executive Officer and each of the Named Executive Officers during fiscal 2002, as well as the year end values of shares underlying options:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARS at		Options/SARs at
			Fiscal Year End		Fiscal Year-End($)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James W. McLane	—	—	761,120	762,600	—	—
John Carradine	—	—	97,000	153,000	—	—
Emry P. Sisson	—	—	85,485	104,438	—	—
J. Brent Webb	—	—	31,072	58,471	—	—
John D. Smith	—	—	50,000	—	—	—
Vernon Sheppard	—	—	—	—	—	—

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth information regarding all compensation plans under which Company equity securities are authorized for issuance as of December 31, 2002:

Equity Compensation Plan Information

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (excluding
	Outstanding Options,	Options, Warrants	securities reflected in
Plan Category	Warrants and Rights	and Rights	column(a))

Equity compensation plans approved by security holders(1)	1,795,390	$0.83	8,206,860
Equity compensation plans not approved by security holders(2)(3)	4,304,009	$3.38	0
Total	6,099,399	$2.63	8,206,860

(1)	These plans consist of the Healthaxis Inc. 2000 Stock Option Plan and the Provident American Corporation 1996 Employee Incentive Stock Option Plan, each of which were approved by the shareholders.

(2)	This table does not include 4,441,062 shares of Common Stock that may be issued upon exercise of options outstanding under the Healthaxis.com, Inc. Amended and Restated 1998 Stock Option Plan and the Insurdata Incorporated 1999 Stock Option Plan, each of which were assumed in the Healthaxis.com merger with the Company as approved by the shareholders. The weighted average exercise price of these outstanding options is $2.29.

(3)	This category includes an aggregate of 2,326,597 shares subject to options outstanding under the Provident American Corporation Stock Option Plan For Directors, the Provident American Corporation 1996 Incentive Stock Option Plan For Life And Health Insurance Agents, the Provident Military Market Stock Option Plan, and the Provident American Corporation Amended And Restated Stock Option Plan For Directors and other historical plans related to the issuance of options to former officers, directors, employees and non-employee field representatives and agents related to the Company’s discontinued insurance operations. The Company no longer makes any option grants under any of these plans. This category also includes a total of 1,977,412 shares subject to outstanding warrants that were issued by the Company in connection with the issuance of the 2% convertible debentures and other historical financing, consulting and services arrangements, and warrants issued on conversion of Healthaxis.com Inc. warrants in the January 2001 merger. The Healthaxis.com warrants were originally issued in connection with various marketing and carrier partner agreements related to the discontinued retail website operations.

EMPLOYMENT AGREEMENTS AND EMPLOYMENT ARRANGEMENTS

      Pursuant to the terms of an agreement, entered into in December 2000 to be effective February 2001, by Healthaxis.com, Inc. and James W. McLane, the President and Chief Executive Officer of the Company, Mr. McLane is to receive an annual salary of $325,000, subject to review and adjustment annually by the Board of Directors of the Company. Effective January 1, 2003, Mr. McLane’s annual salary was reduced by 23% to $250,250 in connection a cost reduction plan recommended by management and approved by the Board in November 2002. Mr. McLane is an “at-will” employee and does not receive health benefits from the Company. However, Mr. McLane is eligible to participate in the Company’s disability and group life and 401(k) Plan and in any bonus or incentive plan adopted by the Company with a bonus target equal to 50% of annual base salary. The agreement also provides for the reimbursement of Mr. McLane for all reasonable and necessary business and travel related expenses incurred by him, and the use of an apartment in Irving, Texas during his service to the Company.

      The Company has entered into Change in Control Employment Agreements with Messrs. McLane, Carradine, Sisson and Webb. These agreements were recommended by the Company’s Compensation, Nominating and Governance Committee and approved by the Board of Directors. The effective date of the agreements is January 1, 2002. These agreements were amended effective January 1, 2003. The amendments were also recommended by the Company’s Compensation, Nominating and Governance Committee and approved by the Board of Directors and ratified by the Related Party Transactions Committee. Under these agreements, as amended, the Company will provide the covered individuals with termination benefits if their employment is terminated by the Company without “cause” or by the individual for “good reason,” as those terms are defined in the agreement, within six months prior to a change in control or three years after a change in control. The termination benefits under these agreements are as follows:

•	A lump sum payment equal to two years’ salary and his average bonus for the preceding three years in the case of Mr. McLane; a lump sum payment equal to eighteen months’ salary and the average bonus for the preceding three years in the case of Mr. Carradine; and a lump sum payment equal to one year’s salary and the average bonus for the preceding three years in the case of Mr. Sisson and Mr. Webb. The annual salary for purposes of determining these payments will not be less than the annual salary in effect for each individual as of December 31, 2002;

•	Immediate acceleration of any vesting periods for any options to purchase the Company’s common stock and an extension of the period during which such options may be exercised from 90 days following termination of employment to thirty-six months following termination of employment;

•	Continuation of health and insurance benefits for 12 months following termination of employment; and

•	Outplacement services for 12 months following termination of employment.

      Following a change of control, the agreement will be treated as an employment agreement between the covered individual and the Company, the terms of which will require the Company to compensate the individual at the rate of compensation and bonus immediately prior to the change of control, or the annual salary in effect on December 31, 2002, if greater. The term of this employment agreement is three years, commencing on the date the change of control occurs.

      A “change in control” is defined in the agreements as (i) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation; (ii) a dissolution of the Company (excluding a dissolution of the Company which is a direct result of the Company’s default on the outstanding two percent (2%) convertible debt); (iii) a transfer of all or substantially all of the assets of the Company in one transaction or a series of related transactions to one or more other persons or entities; (iv) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the “1934 Act”)), other than Excluded Persons (as defined below), becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (v) after January 1, 2002, UICI and/or any affiliate of UICI acquires, directly or indirectly, the power to vote over 50% of the voting securities of the Company (except that any shares UICI acquires as a direct result of a forfeiture of the options to acquire shares of the Company’s Common Stock held in the Founders Voting Trust shall not be included in any determination as to whether UICI has acquired the power to vote over 50% of the voting securities of the Company); (vi) after January 1, 2002, individuals who at the beginning of the period constituted the Board of Directors of the Company (together with any new directors whose election by such directors or whose nomination for election by the shareholders of the Company was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office; or (vii) a significant reorganization of the Company occurs, such as a spin-off, sale of assets of a business or other restructuring, and as a result, the duties and responsibilities of the Named Executive Officer are materially reduced. The term “Excluded Persons” means UICI, any affiliate of UICI, and a trustee or other fiduciary holding securities under an employee benefit plan of the Company.

      Under the agreements, the covered individual may not become an employee of, independent contractor of, consultant to, or perform any services for competitors of the Company for a specified period following the termination of his or her employment by the Company. The specified period is two years in the case of Mr. McLane, eighteen months in the case of Mr. Carradine, and one year in the case of Mr. Sisson and Mr. Webb. The agreements also contain confidentiality obligations that survive indefinitely, and non-solicitation obligations that continue for two years following termination of employment.

      The agreements contain a tax gross-up provision relating to any excise tax that the covered individual incurs by reason of the receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      General Policies. The Company’s compensation programs are intended to enable the Company to attract, motivate, reward, and retain the management talent required to achieve aggressive corporate objectives in a highly competitive industry, and thereby increase shareholder value. It is the Company’s policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the Company’s business. To attain these objectives, the Company has developed a senior management compensation program which includes a competitive base salary, an equity based incentive plan, an employee benefit program, as well as the Performance Incentive Program. Base salaries, equity incentives and benefit programs are based on an annual competitive market survey performed by a third party on behalf of the Company. Base salaries are generally set at the approximate market median, and then incentives are designed to meet a target goal of approximating the 90th percentile of the market in terms of total compensation plan. Discretionary bonuses may also be paid to specific individuals upon completion of special projects or in cases of exceptional performance.

      Management Incentive Program — During 2002, the Company maintained a Management Incentive Program that provided incentives to key members of the management team. Under the program, cash bonus compensation was not paid out unless the Company reached a certain level of pre-tax profitability assuming a fully-funded plan, and preserved a minimum of $7.5 million in cash on the balance sheet. No bonuses were paid during 2002 under this program.

      Performance Incentive Program — In January 2003, the Company replaced the existing Management Incentive Program with a new Performance Incentive Program (the “PIP”). The PIP is designed to be a more effective incentive compensation program since it aligns all employees more closely with Company goals. The PIP provides incentives to all employees by setting goals and objectives and rewarding achievement of such goals and objectives with cash bonus compensation. Under the program, cash bonus compensation is not paid out unless the Company achieves profitability, and maintains a minimum of $9.0 million in cash on the balance sheet, subject to certain exceptions for special uses of cash. The PIP will be administered by a committee comprised of the CEO, the CFO and the Director of Human Resources, which will make its recommendations to the Compensation, Nominating and Governance Committee of the Board of Directors if the conditions to establishment of the bonus pool are achieved.

      CEO Compensation — In February 2001, James W. McLane was named Chairman, Chief Executive Officer and President. Pursuant to the terms of an agreement, entered into in December 2000 to be effective February 2001, Mr. McLane is to receive an annual salary of $325,000, subject to review and adjustment annually by the Board of Directors of the Company. No adjustment was made to the base salary payable to Mr. McLane for 2002. Effective January 1, 2003, Mr. McLane’s annual salary has been reduced by 23% to $250,250 in connection a cost reduction plan recommended by management and approved by the Board in November 2002. Mr. McLane is also eligible to participate in any bonus or incentive plan adopted by the Company, with a bonus target equal to 50% of annual base salary. The agreement also provides for the reimbursement of Mr. McLane for all reasonable and necessary business and travel related expenses incurred by him, and the use of an apartment in Irving, Texas during his service to the Company. Payment of any bonus shall be determined by the Compensation, Nominating and Governance Committee based on achievement of certain goals, and may be made only if the Company reaches profitability assuming a fully-funded PIP, and preserves a minimum of $9.0 million in cash on the balance sheet, subject to reduction for certain special uses of cash. Mr. McLane received a tax gross up payment of $32,352 during 2002 to cover taxes on certain living and other expenses related to his travel to, and temporary living arrangement in, Irving, Texas, and paid by the Company on behalf of Mr. McLane that are treated as personal income. No bonuses were paid to Mr. McLane under the MIP in 2002. In all cases, Mr. McLane’s compensation is based on the Committee’s evaluation of his contribution to the Company as well as the amount of his compensation relative to Chief Executive Officers of comparative companies.

      Upon joining the Company in 2001, Mr. McLane was granted stock options to purchase 550,000 shares of Healthaxis.com, Inc. Common Stock at an exercise price of $4.00 per share under the Amended and Restated 1998 Stock Option Plan. As a result of the Company’s reorganization completed in January 2001, these options were converted into the right to purchase 733,700 shares of the Company Common Stock at a price of $3.00. Of this amount, options to purchase 333,500 shares of the Company’s Common Stock were immediately exercisable and options to purchase the remaining 400,200 shares vest at a rate of 100,050 shares per year commencing on the first anniversary of the grant date. These options have a term of five years. The vesting of these options accelerates in the event of a change in control of the Company as defined in the Amended and Restated 1998 Stock Option Plan, or if Mr. McLane is terminated as Chief Executive Officer and director of the Company, other than for cause.

      In January 2002, Mr. McLane was granted an additional 750,000 stock options to purchase the Company Common Stock at a price of $0.68 per share. Of this amount, options to purchase 187,500 shares were immediately exercisable, and options to purchase the remaining 562,500 shares vest at a rate of 187,500 on each of the successive anniversary dates of the grant. These options have a term of ten years and vesting accelerates in the event of a change of control of the Company as defined in the 2000 Stock Option Plan or if McLane is not retained as CEO and is asked to leave the Board of Directors, unless such termination or removal is for cause.

      On January 14, 2003, Mr. McLane was granted an additional 140,156 stock options to purchase the Company’s Common Stock at a price of $0.33 per share. Of this amount, options to purchase 35,039 shares were immediately exercisable, and options to purchase the remaining 105,117 shares vest at a rate of 35,039 on each of the successive anniversary dates of the grant. These options have a term of ten years and vesting accelerates in the event of a change of control of the Company as defined in the 2000 Stock Option Plan, or if the market price of the Company’s common stock exceeds certain levels which are above the exercise price. These options were granted in accordance with an across the board plan applicable to all employees effected by the January 2003 salary reductions, with the number of options granted to each effected employee being determined pursuant to a formula based upon the amount of the employee’s salary reduction.

      Policy with Respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code, and the regulations promulgated thereunder referred to as Section 162(m), denies a deduction to any publicly held corporation, such as the Company, for compensation exceeding $1,000,000 paid to the Chief Executive Officer and the four other highest paid executive officers during any taxable year, excluding, among other things, some performance-based compensation. The Committee intends to evaluate the level of compensation and the importance to the Company of qualifying for the performance-based exclusion with respect to options having an exercise price of not less than the fair market value of the Common Stock on the date of grant. The Compensation, Nominating and Governance Committee will also continually evaluate to what extent Section 162(m) will apply to its other compensation programs.

Submitted by the Compensation, Nominating and
Governance Committee of the Board of Directors

Kevin F. Hickey, Chairman
Kevin R. Brown
Alvin H. Clemens
Adam J. Gutstein

REPORT OF AUDIT COMMITTEE

      The Audit Committee met five times in 2002. As required by its charter, which has been adopted by the Board of Directors, the Audit Committee has met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with the Company’s independent auditors, Ernst & Young, LLP, regarding the matters required by the Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent accountants as required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” and the Audit Committee has discussed with Ernst & Young, LLP its independence. Based upon the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

      The Audit Committee has reviewed and reassessed the adequacy of its written charter. The Audit Committee expects to amend its charter in 2003 to comply with applicable provisions of the Sarbanes-Oxley Act of 2002 and proposed NASDAQ rules as they become effective.

Submitted by the Audit Committee of the Board of Directors

James L. Hopkins, Chairman
Kevin F. Hickey
Michael Ashker
Henry G. Hager

STOCK PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in cumulative total return (change in the year-end stock price plus reinvested dividends) to the Company’s shareholders against the cumulative total return of the NASDAQ US Market Index and the Dow Jones Technology, Software Index for the five years beginning December 31, 1997. In 2000, the Company changed the Peer Group Index to reflect that the Company entirely changed its business from being an insurance holding company with risk-bearing health insurance companies to a technology company primarily providing software and application integration services to clients using the Internet for health insurance distribution and administration.

Cumulative Total Return

Based upon an initial investment of $100 on December 31, 1997 with dividends reinvested

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

Healthaxis Inc.	$100	$421	$1,482	$61	$29	$14
Dow Jones Technology, Software Index	$100	$168	$334	$178	$150	$102
Nasdaq U.S.	$100	$141	$261	$157	$125	$86

      The closing price of the Company’s common stock on the last trading day of the year ended December 31, 2002 was $0.33 per share. Historical stock price performance is not necessarily indicative of future price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Convertible Debenture Exchange

      On July 31, 2002 the Company completed a transaction providing for the cancellation of its $27.5 million 2% convertible debentures in exchange for issuance to the debenture holders of shares of Series A Convertible Preferred Stock (“Preferred Stock”) and the payment of $4.0 million cash (the “Debenture Exchange”). The Preferred Stock is convertible into shares of Healthaxis common stock at a conversion price of $2.625 (subject to downward adjustment in certain events), and carries a fixed dividend rate of 2% per annum, payable semi-annually in cash or shares of common stock. The Preferred Stock contains, among other things, provisions providing the holders a preference in the payment of dividends and also a liquidation preference equal to at least the stated value of the Preferred Stock (currently $23.5 million) plus all accrued but unpaid dividends, and in the event of the Company’s failure to comply with certain contractual provisions, redemption rights. The holders of the Preferred Stock do not have general voting rights, although they do have the right to vote separately as a class in connection with some matters. In addition, as part of the Debenture Exchange, the Company entered into a registration rights agreement with each of the holders of Preferred Stock. Pursuant to the terms of such agreement, the Company, at its expense, registered for resale the common stock issuable in connection with the Preferred Stock on a Registration Statement on Form S-3. The registration rights agreement extends to the holders of Preferred Stock certain rights, including rights of indemnification.

      The following table presents for each holder of Preferred Stock the terms of the Debenture Exchange.

	Principal Amount of	Shares of
	Debentures	Preferred Stock	Allocation of
Name of Preferred Shareholder	Exchanged	Received	Cash Payment(1)

Brown Simpson Partners I, Ltd.	$12,666,666	10,824	$1,842,425
OTAPE LLC	1,500,000	1,282	218,180
LBI Group Inc.	10,000,000	8,546	1,454,545
The Pennsylvania State University	1,666,667	1,424	242,425
UICI	1,666,667	1,424	242,425

Total	$27,500,000	23,500	$4,000,000

(1)	Exclusive of immaterial amounts of cash also paid to each debenture holder at the closing of the Debenture Exchange representing accrued interest with respect to debentures for the month of July 2002 on the principal amount of $4.0 million. In addition, in January and July 2002, the Company issued Common Stock in lieu of cash in payment of interest due on the 2% convertible debentures for the periods from July 1, 2001 through December 31, 2001, and January 1, 2002 through June 30, 2002, to the debenture holders in the following aggregate amounts: Brown Simpson Partners I, Ltd., 380,504 shares; OTAPE LLC, 45,060 shares; LBI Group Inc., 300,398 shares; Alvin H. Clemens, 22,631 shares; The Pennsylvania State University, as assignee of Mr. Clemens, 27,435 shares; and UICI, 50,066 shares.

UICI and Its Affiliates

      UICI, which through its subsidiaries offers insurance (primarily health and life) and selected financial services to niche consumer and institutional markets, is currently the largest single shareholder of Healthaxis, beneficially owning approximately 45.83% of the outstanding common stock of Healthaxis as of April 1, 2003.

      In addition to being Healthaxis’ largest shareholder, UICI and its subsidiaries constituted, in the aggregate, one of Healthaxis’ largest clients for the year ended December 31, 2002, accounting for an aggregate of $10.3 million (37%) of Healthaxis’ revenues (including revenues from discontinued operations for such period). On June 17, 2002 Healthaxis consummated an agreement with UICI terminating its Information Technology Services Agreement (the “Services Agreement”) with UICI. The Services Agreement accounted for $8.2 million, or 29%, of Healthaxis’ revenues in 2002 (including revenues for discontinued operations for such periods). The termination of the Services Agreement substantially reduced Healthaxis’

business relationship with UICI, although UICI did during 2002 continue to be one of Healthaxis’ largest clients (accounting for $2.1 million, or 11%, of Healthaxis’ revenues in 2002 from continuing operations).

      Termination of Services Agreement. On June 17, 2002, the Company consummated an agreement with UICI (the “Termination Agreement”) terminating the Services Agreement between UICI and Healthaxis. Pursuant to the terms of the Services Agreement, Healthaxis provided UICI and its affiliates with technology support services including system integration services, application systems management, data center services, telephony services and PC/ LAN services for an initial term of five years, commencing in January 2000. The Services Agreement was terminable without cause by either party, and UICI was not committed to purchase any minimum amount of services from Healthaxis thereunder.

      Under the terms of the Termination Agreement, UICI made a one-time cash payment to the Company in the amount of $6.5 million and tendered 500,000 shares of Healthaxis common stock back to the Company. Approximately 165 Healthaxis employees, previously dedicated to providing services to UICI, were transferred to, and now are employed by, UICI. Approximately 13 previously dedicated employees were terminated by the Company and did not transfer over to UICI in the transaction. As a result, all expenses directly associated with the transferred or terminated employees are no longer incurred by the Company.

      License Agreement. On January 25, 2001, the Company entered into a software license agreement with UICI. Under the agreement, UICI paid a one-time license fee of approximately $1.8 million for a perpetual, enterprise-wide software license. UICI had the option to terminate the agreement within the first two years of its term, in which case a prorated portion of the one-time license fee would be refunded. On September 24, 2001 this agreement was amended to shorten the original refund period from December 2002 to March 2002. The remaining amount refundable was agreed to be $840,000 as of September 30, 2001 and such amount was recorded as revenue on a prorata basis over the remaining six month term of the amended contract. Revenue recognized during 2002 under this agreement was approximately $420,000.

      MEGA and Midwest Data Capture Services Agreement. On May 1, 1999, the Company’s data capture subsidiary entered into a services agreement with The MEGA Life and Health Insurance Company and Mid-West National Life Insurance Company of Tennessee, subsidiaries of UICI, for the provision of data capture services. As amended, the agreement expired on December 31, 2002, and has continued on a month-to-month basis during 2003. Data capture services are provided on a per transaction basis pursuant to the agreement. For the year ended December 31, 2002, revenues for services rendered under this agreement accounted for an aggregate of $1,190,000.

      Netlojix Communications, Inc. Netlojix Communications, Inc., a telephone company in which Ronald L. Jensen, Chairman of UICI and a former director of Healthaxis.com, Inc., and parties affiliated with Mr. Jensen own a controlling interest, provides telephone services to the Company pursuant to a written agreement dated September 6, 2000. The agreement was renewed as of September 2002. For the year ended December 31, 2002, Healthaxis paid Netlojix Communications, Inc. approximately $279,000 for services under this agreement.

      Founders Plan Voting Trust. The Insurdata Incorporated merger agreement provided for a voting trust agreement which required the establishment of a trust to hold shares of the Company Common Stock, which are held of record by UICI, but as to which UICI has granted options to purchase such shares to some of the employees of the former Insurdata Incorporated and other UICI subsidiaries pursuant to its Insurdata Incorporated Founders’ Program. The trustees of this trust are Michael Ashker, Alvin Clemens, Edward W. LeBaron, Jr. and Henry Hager who are referred to as the trustees. All of the trustees are also directors or former directors of the Company. A majority of the trustees have the power to vote the shares held by the trust in their discretion at all meetings of shareholders or pursuant to actions by unanimous consent. The voting trust agreement terminates upon the earlier of the distribution of the shares subject to the agreement or July 1, 2003. Upon the forfeiture of options covering shares held in this trust, the related shares are distributed to UICI, and upon termination of the voting trust the shares remaining in the trust will be distributed to UICI. As of April 1, 2003, the Insurdata Incorporated Founders’ Trust held 2,682,798 shares of the Company Common Stock, of which 2,660,975 were subject to vested options.

      UICI Proxy Agreement. The Company and UICI are parties to a proxy agreement effective as of November 7, 2001. A summary of the material terms of the agreement can be found above under “Proposal I — Election of Directors — UICI Proxy Agreement”.

Loans

      In April 2001, the Company offered up to $400,000 in aggregate non-recourse loans, at the prime rate of interest, to employees eligible under the Leadership Incentive Program (now replaced by the Performance Incentive Program) to purchase up to 1,400,000 shares of the common stock of the Company from a third party in a privately negotiated sale. Under the terms of the stock purchase loan program, eligible employees could borrow up to $75,000 each for up to 50% of the purchase price of stock. Under this program, Mr. McLane purchased 250,000 shares of the Company Common Stock and borrowed $75,000 under the loan program towards the purchase price. Mr. McLane voluntarily repaid this loan in full on September 30, 2002.

DiamondCluster International Consulting Agreement

      In January 2002 the Company engaged DiamondCluster International, Inc. to provide business and technology strategy consulting services to the Company. Mr. Gutstein, a director of the Company, is a director and President of North America for DiamondCluster International, Inc. Negotiations for this engagement were completed in 2001 prior to Mr. Gutstein joining the Board of Directors. During 2002, DiamondCluster was paid a total of $466,000, including all fees and expenses for services rendered under that engagement. It is not anticipated that DiamondCluster International will provide additional services to the Company during 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (“Section 16(a)”) requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Clemens intends to file a Form 4 in April 2003 to report one transaction.

Advance Notice Bylaw Provision

      The Company’s Amended and Restated Bylaws provide that nominations by shareholders for directors to be elected, or proposals by shareholders to be considered, at a meeting of shareholders and which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, not later than (i) with respect to an election to be held, or a proposal considered, at an annual meeting of shareholders, the latest date upon which shareholder proposals must be submitted to the Company for inclusion in the Company’s proxy statement relating to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or other applicable rules or regulations under the federal securities laws or, if no such rules apply, at least ninety days prior to the date one year from the date of the immediately preceding annual meeting of shareholders, and (ii) with respect to an election to be held, or a proposal to be considered at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

Shareholder Proposals

      The Rule 14a-8 requirements applicable to inclusion of shareholder proposals in the Company’s proxy materials related to the Company’s 2004 Annual Meeting of Shareholders (the “2004 Meeting”) require that a shareholder proposal regarding the 2004 Meeting must be submitted to the Company at its office located at 5215 N. O’Connor Blvd., Suite 800, Irving, TX 75039, by December 18, 2003, to receive consideration for inclusion in the Company’s 2004 proxy materials. Any such proposal must also comply with the proxy rules under the Securities Exchange Act of 1934, including Rule 14a-8. As to all such matters which the Company does not have notice on or prior to December 18, 2003, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2003 Meeting to vote on such proposal.

ANNUAL REPORT

      This Proxy Statement is accompanied by the Annual Report to Shareholders for the year ended December 31, 2002 (the “Annual Report”). The Annual Report contains the Company’s audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE, INCLUDING EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO:

Healthaxis Inc.
5215 N. O’Connor Blvd.
Suite 800
Irving, TX 75039
Attn: J. Brent Webb, Secretary

By Order of the Board of Directors,

J. BRENT WEBB
Secretary

HEALTHAXIS INC.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS FOR THE
2003 ANNUAL MEETING OF STOCKHOLDERS ON MAY 15, 2003

     The undersigned shareholder of HEALTHAXIS INC., a Pennsylvania corporation (the “Company”), hereby acknowledges receipt of the official Notice of Annual Meeting of Shareholders, dated April 15, 2003, and hereby appoints James W. McLane and John Carradine, and each of them as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Shareholders of the Company, to be held on Thursday, May 15, 2003, at 10:00 a.m., Central Daylight Time, at the offices of the Company located at 5215 N. O’Connor Blvd., Suite 800, Irving, Texas 75039, and any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     1.     To elect eight directors to serve until the next annual meeting of shareholders and until their successors are duly elected;

01	Michael Ashker	02	Kevin R. Brown
03	James J. Byrne	04	John W. Coyle
05	Thomas L. Cunningham	06	Adam J. Gutstein
07	Kevin F. Hickey	08	James W. McLane

     If there is any individual director with respect to whom you desire to withhold your consent, you may do so by indicating his name:                                         .

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     2.     To ratify the selection of Ernst & Young, LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003; and

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     3.     To act upon such other matters as may properly come before the meeting.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) or postponement(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE APPROVAL OF ALL EIGHT OF THE DIRECTOR NOMINEES, (2) FOR THE RATIFICATION OF THE APPOINTMENT BY THE COMPANY’S BOARD OF DIRECTORS OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003, AND (3) TO ACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated:

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Signature

Signature

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

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